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                                                                   EXHIBIT 23.8

                        CONSENT OF INDEPENDENT AUDITORS

The Partners
Two Park Company:

         We consent to the incorporation by reference in the Prospectus Supplement dated April 3, 1997, to the prospectus dated December 26, 1995, of Vornado Realty Trust of our report dated March 14, 1997, with respect to the balance sheets of Two Park Company, a New York general partnership, as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Vornado Realty Trust dated March 12, 1997, and to the reference to our firm under the heading "Experts" in the prospectus supplement.

                                                   /s/ KPMG PEAT MARWICK LLP

                                                     KPMG Peat Marwick LLP

Boston, Massachusetts
April 3, 1997